FORM 5 (CONTINUED)

                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                       WASHINGTON, D.C. 20549
                                       ANNUAL STATEMENT OF CHANGES IN
                                           BENEFICIAL OWNERSHIP
<square>Check this box if no longer
subject to Section 16. Form 4          Filed pursuant to Section 16(a) of the
or Form 5 obligations             Securities Act of 1934, Section 17(a) of the
may continue                      Public Utility Holding Company Act of 1935 or
                         Section 30(f) of the Investment Company Act of 1940 SEE Instruction 1(b).
<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol 6.  Relationship of Reporting Person to
                                                                                           Issuer
                                                  ENZON, INC. (ENZN)                               (Check all applicable)
MACKINNON, A.M. "DON"
                                                                                                 X      Director ______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social    4. Statement for                     Officer      ______ Other
                                               Security Number of     Month/Year              (give title below)
31 OLD FARM ROAD                               Reporting Person          JUNE 30, 1995     (specify below)
                                               (Voluntary)
                   (Street)                                        5. If Amendment,
                                                                      Date of Original
                                                                      (Month/Year)
DARIEN                          CT
06820
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
0.0.1 Title of Security                        0.0.2     0.0.3     0.0.4Securities         0.0.5Amount of  0.0.6Owner- 0.0.7Nature
   (Instr. 3)                                     Trans-    Trans-    Acquired (A) or         Securities      ship        of
                                                  action    action    Disposed of (D)         Beneficially    Form:       Indirect
                                                  Date      Code      (Instr. 3, 4 and 5)     Owned at End    (D) or      Beneficial
                                                  (Month/ (Instr.                             of Issuer's     Indirect    Ownership
                                                  Day/      8)                                   Fiscal Year     (I)         (Instr.
                                                  Year)                                     (Instr. 3       (Instr.4)           4.)
                                                                                              and 4)
                                                                    Amount   (A) or Price
                                                                               (D)















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., puts, calls, warrants,
options, convertible securities)


1. Title of Derivative   2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-        ExercisableUnderlying Securities  of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative         and       (Instr. 3 and 4)        Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpiration                      ative ative     of De-     direct
                           Price  Year)8)      Ac            Date                              Secur-Secur-               Bene-
                           of                  quired (A)    (Month/Day/                       ity   ities    rivative    ficial
                           Deriv-              or Disposed   Year)                             (Instr.Bene-               Own-
                           ative               of (D)                                          5)    ficially Security:     ership
                         Security              (Instr. 3,                                            Owned     (D)     (Instr. 4)
                                             4, and 5)                                               at        or In-
                                                                                                     End of    Direct
                                                                                                   Year
                                                                                                   (Instr.  (I)(Instr.
                                                                                                   4)       4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.06  2/21/94    A     20,000   8/21/95 2/21/04  Common Stock 20,000 $2.06 20,000    D          --
PURCHASE)+














  Explanation of Responses:

  +    Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.










** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .
                                           /S/A.M. "DON" MACKINNON    2/28/96
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).  **Signature of Reporting Person  Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.